Exhibit 4.39

From:	Lanvin Group Holdings Limited (PubCo)
PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands

To:	Meritz Securities Co., Ltd. (Investor)
Three IFC, 10 Gukjegeumyung-ro, Yeongdeungpo-gu, Seoul, Korea 07326

Each a Party, and collectively Parties.

30 April 2024

Re: Side Letter to the Amended and Restated Relationship Agreement (this Letter)

Reference is made to the Amended and Restated Relationship Agreement (the ARRA), dated 1 December 2023, by and between the Parties. Unless otherwise defined, capitalized terms used in this Letter shall have the same meanings given to them in the ARRA.

1.	Prepayment

1.1.

Subject to the terms of this Letter, Investor shall sell to PubCo, and PubCo shall purchase from Investor, such number of PubCo Subscription Shares, free and clear from any Encumbrance and with all rights, title, and interest attaching thereto, at the purchase price (each a Purchase Price) and on the payment date (each a Payment Date) as set out in the following schedule:

(a)

on 30 April 2024, PubCo shall purchase 1,056,963 First Tranche Subscription Shares from Investor for a purchase price of US$3,920,448 and 271,741 Second Tranche Subscription Shares from Investor for a purchase price of US$1,079,552;

(b)

on 28 June 2024, PubCo shall purchase 1,048,551 First Tranche Subscription Shares from Investor for a purchase price of US$3,920,448 and 269,578 Second Tranche Subscription Shares from Investor for a purchase price of US$1,079,552;

(c)

on 31 July 2024, PubCo shall purchase 1,038,282 First Tranche Subscription Shares from Investor for a purchase price of US$3,920,448 and 266,938 Second Tranche Subscription Shares from Investor for a purchase price of US$1,079,552; and

(d)

on 30 August 2024, PubCo shall purchase 1,029,034 First Tranche Subscription Shares from Investor for a purchase price of US$3,920,448 and 264,561 Second Tranche Subscription Shares from Investor for a purchase price of US$1,079,552.

1.2.

Without prejudice to or limiting Clause 1.1 above, if the Coverage Ratio is below 150% (calculation of which shall take into account, for the purpose of this Clause 1.2, all the Ordinary Shares that have been deposited in the Charged Securities Account as of the relevant Testing Day) on any date during the period from 30 April 2024 to 30 August 2024 (both inclusive), in each case, within three (3) Business Days after occurrence of such event (each such payment date, the Additional Payment Date), PubCo shall purchase from Investor, and Investor shall sell to PubCo, such number of additional First Tranche Subscription Shares (if First Tranche Subscription Shares are no longer available taking into account the arrangement set out in Cause 1.1, Second Tranche Subscription Shares), at a price per share equal to the Agreed Return Per Share (as defined below) (each such payment, the Additional Purchase Price), such that immediately after each such purchase, the Coverage Ratio shall be equal to 200%.

For the purpose of this Letter:

Agreed Return Per Share means: (a) for each First Tranche Subscription Share, an amount that provides Investor with an eleven and a half per cent. (11.5%) XIRR of First Tranche Market Price, and (b) for each Second Tranche Subscription Share, an amount that provides Investor with an eleven and a half per cent. (11.5%) XIRR of Second Tranche Market Price, in each case, calculated for the period between the Closing Date and the date of realization, taking into account any Interim Return received by Investor, where, XIRR means the internal rate of return calculated using the XIRR function in Microsoft Excel software, using actual dates of cash flows (taking into account any Interim Return) and based on annual compounding.

First Tranche Subscription Shares shall have the same meaning given to such term in the Share Buyback and Subscription Agreement.

Interim Return means any gross proceeds that Investor has realized from the applicable First Tranche Subscription Shares or Second Tranche Subscription Shares, as the case may be (including any Underwriting Fees).

Second Tranche Subscription Shares shall have the same meaning given to such term in the Share Buyback and Subscription Agreement.

1.3.

On each Payment Date and any Additional Payment Date, (a) Pubco shall procure the payment of the applicable Purchase Price or Additional Purchase Price in accordance with Clause 1.1 or Clause 1.2 to Investor by wire transfer of immediately available funds in US$ to the Investor Bank Account (as defined below); and (b) Investor shall sell the applicable number of First Tranche Subscription Shares or Second Tranche Subscription Shares (as applicable) in accordance with Clause 1.1 or Clause 1.2 to PubCo by delivering a scanned copy of an executed irrevocable stock power to the Transfer Agent instructing the Transfer Agent to transfer such number of First Tranche Subscription Shares or Second Tranche Subscription Shares (as applicable) to PubCo and mailing the original stock power to the Transfer Agent.

For the purpose of this Letter:

Investor Bank Account means the following bank account of Investor.

•	Currency: USD

•	Correspondent Bank: JPMorgan Chase Bank N.A., New York (ABA 021000021)

•	Correspondent Bank SWIFT Code: CHASUS33

•	Beneficiary’s Name & SWIFT Code: Meritz Securities Co., Ltd (SWIFT Code: KFBCKRSE)

•	Account Number: 730969638

Transfer Agent means Continental Stock Transfer & Trust Company, 1 State Street 30th Floor, New York, NY 10004-1561.

2.	Objective Criteria

On or before 30 August 2024, Investor and PubCo shall use reasonable best efforts to agree in writing on objective criteria or circumstances under which it shall be deemed reasonable for Investor to withhold its consent to a Share Top Up or a combination of Cash Top Up and Share Top Up under, and for the purpose of, Clause 6.2(b) and Clause 6.2(c) of the ARRA.

3.	Additional Security

3.1.

After the signing of this Letter, PubCo shall procure the deposit of 678,081 common stocks of Paref SA (the Paref Shares) into the Charged Securities Account or another securities account with Citibank, N.A., Hong Kong Branch or another custodian mutually agreed by the Parties (Custodian Bank) over which security has been granted and perfected in favour of Investor on terms that are substantially similar to the Account Security Agreement (the Paref Shares Charged Securities Account).

3.2.

Pubco shall complete the actions set out in Clause 3.1 above no later than 21 May 2024; provided, that PubCo shall have the right to, solely to the extent resulting from a delay by Custodian Bank and upon providing written notice to Investor with reasonable evidence of such delay caused by Custodian Bank, extend such deadline.

3.3.

The Parties agree that Investor shall promptly execute any documents (or procure that its nominees execute any documents) or take any other action as is reasonably necessary to release the Paref Shares from the Paref Shares Charged Securities Account or the Charged Securities Account (as the case may be) and transfer them to another account specified by Fosun Property or FIL (as the case may be) in accordance with the following release schedule:

(a)

226,027 Paref Shares to be so released and transferred after, and solely to the extent that, payment is made of all Purchase Price and Additional Purchase Price (if any) due to Investor on or before 28 June 2024;

(b)

226,027 Paref Shares to be so released and transferred after, and solely to the extent that, payment is made of all Purchase Price and Additional Purchase Price (if any) due to Investor on or before 31 July 2024; and

(c)

226,027 Paref Shares to be so released and transferred after, and solely to the extent that, payment is made of all Purchase Price and Additional Purchase Price (if any) due to Investor on or before 30 August 2024.

4.	Release of Pubco Shares

Without limiting any rights of PubCo and FIL under Clause 6.4 and Clause 6.5 of the ARRA, following the later of (i) the date of completion of all payments contemplated under Clause 1 by Pubco to Investor, and (b) the date on which the Parties reach an agreement in writing on the objective criteria or circumstances pursuant to Clause 2, Investor shall promptly execute any documents (or procure that its nominees execute any documents) or take any other action as is reasonably necessary to release such number of Ordinary Shares in the Charged Securities Account and transfer such shares to another account specified by FIL, solely to the extent that immediately after such release, the Coverage Ratio shall be equal to 200%.

5.	Event of Default

Without limiting any rights of Investor under the Transaction Documents, any failure of PubCo to make any payment contemplated under Clause 1 (in whole or in part) as and when due, or any failure of PubCo to procure the deposit of the Paref Shares in the Charged Securities Account or the Paref Shares Charged Securities Account (as the case may be) as contemplated under Clause 3, shall be deemed to be an Event of Default under the ARRA, upon occurrence of which Investor shall immediately have the right to enforce the security created pursuant to this Letter and the Transaction Documents (including, without limitation, Clause 5 of the ARRA, the Account Security Agreement executed by and between FIL and Investor dated 14 December 2023, and the Cash Account Charge executed by and between FFG and Investor dated 14 December 2023).

6.	Underwriting Fee

The Parties agree that Clause 7 of the ARRA shall be amended and restated in its entirety as follows:

“7.	Underwriting Fee

PubCo shall pay Investor in cash per each quarter, an amount of US$0.0359 for each First Tranche Subscription Shares then held by Investor at the time of payment and an amount of US$0.0385 for each Second Tranche Subscription Shares then held by Investor at the time of payment as reimbursement of the cost incurred by Investor for its services rendered to PubCo (Underwriting Fees), with the first quarterly payment payable on the date that falls three (3) months after the Closing Date and the last quarterly payment payable on the third anniversary of the Closing Date, provided that if such date(s) is not a Business Day, the payment shall be made on the Business Day immediately following such date.”

7.	Expenses

PubCo shall pay or reimburse, on the date of this Letter, all fees, expenses and costs of Investor incurred in connection with the transactions contemplated hereunder (including, for the avoidance of doubt, any fees, expenses and costs incurred in connection with any prior negotiation and communication, or actual or potential disagreement or dispute, between Investor and PubCo in connection with the subject matter of this Letter) for a total amount not exceeding US$100,000.

8.	No Waiver

Nothing in this Letter shall constitute any waiver of, and each Party reserves its rights and remedies in all respects with respect to, any breach of the Transaction Documents by the other Party or any other party thereto prior to the date of this Letter.

9.	Other Provisions

9.1.	Except as set forth in Clause 9.2 below, the Parties do not confer any rights or remedies upon any person other than the Parties to this Letter.

9.2.

The Parties hereby designate Fosun Property and FIL as third-party beneficiaries of (and solely for the purposes of) Clause 3.3 and Clause 4 of this Letter, having the right to enforce Clause 3.3 and Clause 4 (to the extent relevant).

9.3.

In the event that there is any conflict or inconsistency between the provisions of this Letter and the provisions of the Transaction Documents, the provisions of this Letter shall prevail as between the Parties.

9.4.	Except as supplemented or amended by this Letter, all the terms and conditions of the Transaction Documents shall remain unchanged and in full force and effect.

9.5.

Clauses 9 (Confidentiality), 10 (Assignment), 11 (Further Assurances), 12 (Notices), 14 (Waivers, Rights and Remedies), 15 (Counterparts), 16 (Variations), 17 (Invalidity and Conflicts) and 21 (Governing Law and Jurisdiction) of the ARRA shall apply to this Letter mutatis mutandis as if set out in this Letter in full.

[Signature pages follow]

For and on behalf of

Lanvin Group Holdings Limited

By:	/s/ Zhen HUANG
Name:	Zhen HUANG
Title:	Director

[Signature page to the Side Letter to the ARRA]

For and on behalf of

Meritz Securities Co., Ltd.

By:	/s/ CHANG WONJAE
Name:	CHANG WONJAE
Title:	CEO

[Signature page to the Side Letter to the ARRA]